Exhibit 4.1

EXECUTION COPY

AMENDMENT TO THE
PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT TO THE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 22, 2002 between Aspect Communications Corporation, a California corporation (the “Company”) and Vista Equity Fund II, LP, a Cayman Islands exempted limited partnership (“Vista”).

WHEREAS, the Company and Vista are parties to that certain Preferred Stock Purchase Agreement, dated as of November 14, 2002 (as amended, restated or modified from time to time, the “Purchase Agreement”); and

WHEREAS, the parties hereto wish to amend the Purchase Agreement pursuant to Section 13.6 thereof in accordance with the terms thereof as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment to Section 13.5—“Closing Fee; Vista’s Fees and Expenses”.    Section 13.5 of the Purchase Agreement is hereby amended by replacing Section 13.5 in its entirety with the following:

“(a)    On the Closing Date, in consideration for the services Vista or its Affiliates performed in structuring and arranging the transactions contemplated by this Agreement and the Related Documents, the Company will pay to Vista Equity Partners, LLC (“VEP”) (or its Affiliate) a transaction fee equal to $500,000 (the “Closing Fee”), by wire transfer of immediately available funds to an account indicated to the Company by Vista. In addition, on the earlier of (x) the Closing Date, and (y) the third business day after this Agreement is terminated, unless (A) the Termination Fee under Section 7.8(b) and the Closing Fee is paid to VEP, or (B) this Agreement is terminated pursuant to Section 10.1(b), 10.1(c), or 10.1(e)(i), the Company shall reimburse VEP for (i) the reasonable fees and expenses of Kirkland & Ellis and PricewaterhouseCoopers LLP incurred by VEP in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents, and (ii) all other reasonable fees and out-of-pocket expenses incurred by VEP in connection with the transactions contemplated hereunder (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives). After the Closing, the Company agrees to reimburse VEP for all reasonable fees and expenses (including reasonable legal fees) incurred in connection with any future amendment to, waiver of or the enforcement by Vista of any of its rights arising under this Agreement or any of the Related Documents.

(b)    In addition to any amounts payable pursuant to the second sentence of clause (a) above, if this Agreement is terminated by Vista or the Company pursuant to Sections 10.1(a), 10.1(d), 10.1(e)(ii), 10.1(f), 10.1(g) or 10.1(h), then, in addition to any other remedies or claims Vista may have in law or in equity, the Company shall, within three business days of such notice of termination, pay to VEP the Closing Fee. Any amounts payable under this Section 13.5(b) shall be paid by wire transfer of immediately available funds to the accounts designated to the Company by Vista.”

2.    Miscellaneous.

(a)    References.    Any reference to the Purchase Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

(b)    Successors and Assigns.    This Agreement will bind and inure to the benefit of and be enforceable by the Company and Vista and their respective assigns.

(c)    Counterparts.    This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together will constitute one and the same Agreement.

(d)    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

(e)    GOVERNING LAW.    ALL ISSUES AND QUESTIONS RELATING TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR CHOICE OF LAW OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(f)    Dispute Resolution.    If a dispute arises between the parties, the parties agree to use the procedures set forth in Section 13.12 of the Purchase Agreement to resolve any such dispute.

(g)    Continued Effectiveness.    Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Purchase Agreement. The parties hereto expressly do not intend to extinguish the Purchase Agreement. Instead, it is the express intention of the parties hereto to reaffirm the obligations created under the Purchase Agreement. The Purchase Agreement as amended hereby remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASPECT COMMUNICATIONS CORPORATION

By:	/S/ GARY A. WETSEL
	Name: Title:	Gary A. Wetsel Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer

VISTA EQUITY FUND II, LP

By:	VEFIIGP, LLC its Managing General Partner

By:	/S/ ROBERT F. SMITH
	Name: Title:	Robert F. Smith Managing Member